EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hydro-Québec

We, KPMG LLP, Ernst & Young LLP and the Auditor General of Québec, consent to the incorporation by reference in Hydro-Québec’s Registration Statement (No. 333-178704) of our report to the Minister of Finance of Québec dated February 15, 2019, on the consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheets as at December 31, 2018 and 2017, and the consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2018, and notes to the consolidated financial statements, including a summary of significant accounting policies, which report appears in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2018.

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP[2]	/s/ Guylaine Leclerc, FCPA auditor, FCA
Auditor General of Québec

Montréal, Québec

March 21, 2019

1.	FCPA auditor, FCA, public accountancy permit No. A110618

2.	CPA auditor, CA, public accountancy permit No. A129122